Exhibit 23.02

Deloitte & Co. S.A.
234 Florida St, 5th floor
C1005AAF
City of Buenos Aires
Argentina

Tel.: Tel.: (+54-11) 4320-2700
Fax: (+54-11) 4325-8081/4326-7340
www.deloitte.com/ar

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-251835 on Form S-3 and Registration Statement Nos. 333-151063 and 333-159891 on Form S-8 of our report dated February 23, 2022, relating to the financial statements of MercadoLibre, Inc. as of December 31, 2021 and for the years ended December 31, 2021 and 2020, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & Co. S.A.

Buenos Aires, Argentina
February 24, 2023